Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5405	(703) 796-1798

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 8, 2007

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER 2007

Williamsburg, VA – November 8, 2007 – MHI Hospitality Corporation (AMEX: MDH) (“the Company”), a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the third quarter ended September 30, 2007.

PERFORMANCE HIGHLIGHTS:

•	3.8 percent increase in consolidated total revenue over third quarter 2006
•	1.5 percent increase in operating income over third quarter 2006
•	Funds from Operations (“FFO”) of approximately $0.18 per share
•	11th consecutive quarter-over-quarter increases in core properties’ Revenue per Available Room (“RevPAR”) and Average Daily Rate (“ADR”)
•	Total assets of approximately $140.6 million, versus $129.0 million at the end of the 2006 third quarter

Andrew M. Sims, President and CEO of MHI Hospitality Corporation, commented, “We delivered a productive quarter and our most active to date in terms of acquisitions, asset repositioning initiatives and other transactions. We also generated consistent overall operating performance, with gains in total revenue and operating income, as well as the eleventh consecutive quarter-over-quarter increases in RevPAR and ADR. The FFO decrease reported is principally due to a one-time and now completed pre-opening expense at our Hollywood asset as well as a change in fair market value of the interest rate swap on the Company’s credit line.

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Sims continued, “Through key acquisitions and effective portfolio repositioning we are beginning to see the results of our efforts to enhance Company growth. During the quarter we announced an agreement to acquire a hotel asset in Tampa, Florida and the completion of the acquisition through a joint venture of a full service hotel in Hollywood, Florida. Both properties are well-situated, with the potential to add real value to our platform. Finally, in addition to repositioning efforts well underway at the Louisville and Wilmington assets, at our Savannah DeSoto property we extended our franchise with Hilton and are now implementing a product improvement plan.”

Operating Results

The Company reported strong top line revenue growth during the third quarter. Both ADR and RevPAR increased quarter over quarter, with RevPAR increasing 9.5 percent over the same period in 2006. For the three months ended September 30, 2007, the Company reported consolidated total revenue of approximately $16.7 million, an increase of 3.8 percent over the approximately $16.1 million of total revenue in the third quarter of 2006. Consolidated net income was approximately $0.4 million, or $0.06 per share, as compared to approximately $0.8 million, or $0.12 per share, for the comparable 2006 period. Operating income for the quarter increased 1.5 percent to approximately $2.30 million, as compared to approximately $2.26 million for the third quarter of 2006. During the third quarter FFO was approximately $1.9 million, or $0.18 per share, compared to approximately $2.4 million, or $0.22 per share, for the third quarter of 2006, representing a decrease of 20.7 percent. The FFO decrease during the quarter was due to one-time pre-opening expenses of approximately $624,000 (pre-tax), or $0.04 per share (net of tax), for the Crowne Plaza Resort Hollywood Beach and the change in fair market value of approximately $329,000, or $0.03 per share, for the interest rate swap on the Company’s revolving credit facility.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. The Company defines FFO as net income excluding extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. A reconciliation of this non-GAAP financial measure is included in the accompanying financial tables.

Portfolio Operating Performance

The following tables present key operating statistics for the Company’s six properties included in continuing operations for the quarter and nine month periods ended September 30, 2007 and 2006. These statistics do not include the Holiday Inn Williamsburg, which was sold in August 2006, the Sheraton Louisville Riverside, which was acquired in September 2006 and is temporarily closed for renovations or the Crowne Plaza Resort Hollywood Beach, which was acquired August 8, 2007 and opened September 18, 2007.

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	Quarter Ended Sept. 30, 2007	Quarter Ended Sept. 30, 2006	Variance
Occupancy %	69.3%	67.9%	2.0%
Average Daily Rate (“ADR”)	$119.24	$111.08	7.3%
Revenue per Available Room (“RevPAR”)	$82.62	$75.46	9.5%

For the quarter ended September 30, 2007, the Company realized a 9.5 percent increase in RevPAR versus the same period in 2006. The increase in RevPAR was achieved through a 7.3 percent increase in ADR combined with a 2.0 percent increase in occupancy. For the same three-month period, the Company’s six hotels included in continuing operations generated approximately $16.5 million of total room revenue in 2007 versus approximately $16.2 million in 2006. This marks the 11th consecutive quarter-over-quarter increases in both RevPAR and ADR.

	Nine Months Ended Sept. 30, 2007	Nine Months Ended Sept. 30, 2006	Variance
Occupancy %	71.9%	71.1%	1.1%
Average Daily Rate (“ADR”)	$119.04	$112.20	6.1%
Revenue per Available Room (“RevPAR”)	$85.61	$79.78	7.3%

For the first nine months of 2007, the Company generated increases of 6.1 percent in ADR and 7.3 percent in RevPAR versus the comparable period in 2006. For the nine-month period ended September 30, 2007, the Company’s six hotels included in continuing operations generated approximately $52.4 million of total revenue versus approximately $49.5 million for the same period in 2006.

Balance Sheet/Liquidity

At September 30, 2007, the Company had approximately $6.4 million of available cash and cash equivalents, approximately $2.8 million of which is reserved for capital improvements and certain other expenses. The Company has approximately $16.2 million outstanding on its $60.0 million revolving line of credit, which has been deployed to fund the Sheraton Louisville Riverside Hotel acquisition and renovation and the Company’s equity contribution to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Resort Hollywood Beach.

Dividend

As previously announced, the Company declared a quarterly dividend of $0.17 per share of common stock payable to shareholders and unitholders of record on the close of business Friday, December 14, 2007. The dividend will be paid on Friday, January 11, 2008. This is the 12th consecutive quarterly dividend paid to shareholders.

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Portfolio Update

As of September 30, 2007, total assets were approximately $140.6 million, including approximately $120.3 million of net investment in hotel properties plus approximately $5.5 million for the Company’s joint venture investment in the Crowne Plaza Resort Hollywood Beach. Total mortgage debt was $53.0 million and unit holders’ equity was approximately $20.3 million, with 3,737,607 limited partnership units outstanding.

The Company also reported the following portfolio developments:

➢

The Company announced on July 12, 2007 the execution of a lease agreement with Big Steaks Management, LLC to operate a Ruth’s Chris Steak House (NASDAQ: RUTH) at the Hilton Wilmington Riverside Hotel, the restaurant’s first location on the Carolina seaboard. The restaurant is expected to open in March 2008.

➢

On July 16, 2007, the Company entered into a definitive agreement to purchase a 250-room hotel in Tampa, Florida, formerly known as the Tampa Clarion Hotel, for the aggregate purchase price of $13.5 million, or $54,000 per room. The asset features 10,000 square feet of meeting space, a full service restaurant, outdoor pool and approximately 250 surface parking spaces. On October 31, 2007, subsequent to quarter end, the Company announced that it had closed on the acquisition of the Tampa hotel. To facilitate acquisition closing, the company accessed the purchase price of approximately $13.5 million from its line of credit. The Company has entered into a 10-year franchise agreement with InterContinental Hotels Group (IHG) [LON: IHG, NYSE:IHG (ADRs)] through its franchising entity, Holiday Hospitality Franchising, Inc., to brand the hotel as the Crowne Plaza Tampa Westshore. In conjunction with the branding the Company will extensively renovate the hotel. Major physical renovations are expected to be completed within 18 months, with the Crowne Plaza Tampa Westshore expected to open in the first quarter of 2009.

➢

The Company announced on August 1, 2007 the extension of a license agreement relating to the Hilton Inns franchise at the Hilton Savannah DeSoto in Savannah, Georgia until July 31, 2017. In line with the license extension the Company is implementing a product improvement plan and is submitting customary franchise fees to Hilton. Renovation of the hotel has begun and is expected to be completed in the fourth quarter of 2008.

➢

The Company on August 2, 2007 entered into and closed a $23.0 million, 10-year mortgage refinancing with MONY Life Insurance Company of the existing note and deed of trust on the Hilton Savannah DeSoto. After payment of customary refinancing closing fees and expenses, Savannah Hotel Associates is using approximately $11.0 million of the proceeds to fund a product improvement plan of the hotel in connection with the extension of the Hilton license. Approximately $9.6 million of the proceeds were used to repay and satisfy existing indebtedness secured by the hotel as well as closing costs and approximately $2.4 million were used to pay obligations on the Company’s existing credit facility. The new mortgage note matures August 1, 2017, bears interest at 6.06% per year and requires payment of interest only for the first 36 months of its term. Thereafter, payments of interest and principal are required under a 20-year amortization schedule.

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➢

The Company announced on August 2, 2007 that it had entered into an amendment to its credit agreement with Branch Banking & Trust Company (“BB&T”), as administrative agent and lender, originally dated May 8, 2006. The amended credit agreement with BB&T and certain other lenders reduces the rate of interest on the Company’s revolving credit facility by 0.375%, bearing a rate equal to LIBOR plus additional interest ranging from 1.625% to 2.125%. The amendment also reduces the capitalization rate to 8.5% from 10.0% for purposes of determining the asset value of the collateral for the credit facility. Finally, the amendment extends the maturity date of the Company’s revolving credit facility from May 8, 2010 to May 8, 2011.

➢

The Company announced on August 13, 2007 the purchase of the 311-room Crowne Plaza Resort Hollywood Beach in Hollywood, Florida for $74 million from developer MCZ/Centrum VI Owner, L.L.C. MHI completed the transaction through a joint venture structure with The Carlyle Group and retains a 25% equity interest in the hotel. The hotel opened on September 18, 2007.

➢

The Company continues the renovation and repositioning of its Louisville property, a 186-unit riverfront hotel in Jeffersonville, Indiana acquired in September 2006. A $13.5 million renovation is underway and the asset is expected to re-open as the Sheraton Louisville Riverside in the first quarter of 2008.

➢

At the Hilton Wilmington Riverside Hotel in Wilmington, North Carolina, the Company continues with an extensive $10.4 million renovation, which commenced during the first quarter of 2007 and is scheduled to be completed in the first quarter of 2008.

Subsequent Events

On November 5, 2007, the Company announced that the Holiday Inn Laurel West in Laurel, MD had received an IHG 2007 Renovation Award for having successfully completed major modernization and renovation programs during the past year. The property was judged to have significantly improved and updated its quality and image.

Outlook and Market Trends

Management reaffirms its 2007 guidance and expects RevPAR growth to be in the range of five to seven percent, and FFO per share to be in the range of $1.00 to $1.10 for the year. These projections are based on occupancy and rate estimates that are consistent with Year 2007 trend forecasts by Smith Travel Research for the market segments in which the Company operates. The FFO forecast reflects management’s expectation that new acquisitions will add approximately five cents to FFO and that there will be continued expansion in the lodging industry through 2007.

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The table below reconciles projected 2007 net income to projected FFO.

Reconciliation Table:

	Low Range	High Range
	Y/E 2007	Y/E 2007
Net Income	$3,568,289	$4,369,537
Depreciation	4,867,352	4,867,352
Minority Interest	2,218,971	2,440,536
ggg
FFO	$10,654,612	$11,677,425
ggg
FFO per share & unit	$1.00	$1.10

Earnings Call/Webcast

A conference call for investors and other interested parties is scheduled for 10:00 a.m. Eastern Time (ET) on Thursday, November 8, 2007. Management will discuss the Company’s third quarter 2007 results and its business outlook for the remainder of 2007. The information to be discussed on the call will be available via MHI Hospitality Corporation’s website at www.mhihospitality.com in the Investors section under Press Releases. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 877-407-0782. To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on November 8, 2007 through November 15, 2007. To access the rebroadcast, dial 877-660-6853, enter account number 286 and conference identification number 257552. A replay of the call will also be available on the Internet at www.mhihospitality.com for 30 days.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of eight properties comprising 1,973 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the Company has a 25 percent interest in the Crowne Plaza Resort Hollywood Beach and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

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Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Economic conditions generally and the real estate market specifically, management and performance of the Company’s hotels, plans for hotel renovations, financing plans, supply and demand for hotel rooms in the Company’s current and proposed market areas, the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations, legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts and competition, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Financial Tables Follow…

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MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30, 2007 (unaudited)	December 31, 2006
ASSETS
Investment in hotel properties, net	$120,343,099	$111,416,404
Investment in joint venture	5,482,116	—
Cash and cash equivalents	3,623,331	1,445,491
Restricted cash	2,755,209	2,522,234
Accounts receivable	1,995,085	2,143,426
Accounts receivable-affiliate	39,051	195,859
Prepaid expenses, inventory and other assets	2,487,569	1,979,371
Notes receivable	400,000	4,430,000
Shell Island lease purchase, net	2,367,647	2,676,470
Deferred financing costs, net	1,086,778	793,558

TOTAL ASSETS	$140,579,885	$127,602,813

LIABILITIES
Line of credit	$16,207,858	$15,228,232
Mortgage loans	53,000,000	41,607,099
Accounts payable and accrued liabilities	7,078,837	5,429,990
Dividends and distributions payable	1,807,883	1,805,333
Advance deposits	830,317	509,084

TOTAL LIABILITIES	78,924,895	64,579,738

Minority Interest in Operating Partnership	20,331,146	21,001,287
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01, 1,000,000 shares authorized, 0 sharesissued and outstanding	—	—
Common stock, par value $0.01, 49,000,000 shares authorized, 6,897,000 shares and 6,712,000 shares issued and outstanding at September 30, 2007 and December 31, 2006	68,970	67,120
Additional paid in capital	48,293,005	47,947,267
Accumulated deficit	(7,038,131)	(5,992,599)

TOTAL STOCKHOLDERS’ EQUITY	41,323,844	42,021,788

TOTAL LIABILITIES AND OWNERS’ EQUITY	$140,579,885	$127,602,813

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MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30, 2007 (unaudited)	Three months ended September 30, 2006 (unaudited)	Nine months ended September 30, 2007 (unaudited)	Nine months ended September 30, 2006 (unaudited)
REVENUE
Rooms department	$11,683,189	$10,670,222	$35,919,953	$33,474,763
Food and beverage department	4,115,491	4,352,351	14,311,188	13,937,662
Other operating departments	928,091	1,095,163	2,788,738	2,833,972

Total revenue	16,726,771	16,117,736	53,019,879	50,246,397

EXPENSES
Hotel operating expenses
Rooms department	3,042,175	2,956,682	9,356,688	9,231,870
Food and beverage department	3,078,288	3,059,996	10,112,504	9,634,172
Other operating departments	229,593	221,785	671,763	657,545
Indirect	6,251,115	5,851,031	19,198,447	18,462,536

Total hotel operating expenses	12,601,171	12,089,494	39,339,402	37,986,123
Depreciation and amortization	1,227,443	1,211,386	3,677,762	3,599,640
Corporate general and administrative	599,904	552,648	2,362,878	2,007,063

Total operating expenses	14,428,518	13,853,528	45,380,042	43,592,826

OPERATING INCOME	2,298,253	2,264,208	7,639,837	6,653,571
Other income (expense)
Interest expense	(1,047,256)	(1,097,794)	(3,117,296)	(3,167,740)
Interest income	32,570	74,256	99,404	117,667
Equity in loss of joint venture	(624,039)	—	(624,039)	—
Unrealized loss on hedging activities	(329,972)	(231,870)	(56,113)	(231,870)
Gain (Loss) on disposal of assets	4,863	126,664	(9,404)	126,664

Income before minority interest in operating partnership and income taxes	334,419	1,135,464	3,932,389	3,498,292
Minority interest in operating partnership	(219,056)	(465,522)	(1,369,267)	(1,244,726)
Income tax benefit (provision)	293,756	129,591	(108,694)	(117,012)

Income from continuing operations	409,119	799,533	2,454,428	2,136,554
Income (loss) from discontinued operations	—	(190)	—	(65,870)

NET INCOME	$409,119	$799,343	$2,454,428	$2,070,684

Continuing operations per share
Basic	$0.06	$0.12	$0.36	$0.32
Diluted	$0.06	$0.12	$0.36	$0.32
Discontinued operations per share
Basic	$0.00	$(0.00)	$0.00	$(0.01)
Diluted	$0.00	$(0.00)	$0.00	$(0.01)
Net income per share
Basic	$0.06	$0.12	$0.36	$0.31
Diluted	$0.06	$0.12	$0.36	$0.31
Weighted average number of shares outstanding
Basic	6,864,635	6,712,000	6,825,786	6,707,355
Diluted	6,924,635	6,781,000	6,885,786	6,774,015

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MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended September 30, 2007	Three months ended September 30, 2006	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Net income (loss)	$409,119	$799,343	$2,454,428	$2,070,684
Add minority interest	219,056	465,425	1,369,267	1,206,350
Add depreciation and amortization	1,227,443	1,213,413	3,677,762	3,736,509
Add equity in depreciation of joint venture	13,893	—	13,893	—
Add loss (subtract gain) on disposal of assets	(4,863)	(126,664)	9,404	(126,664)

FFO	$1,864,648	$2,351,517	$7,524,754	$6,886,879

Weighted average shares outstanding	6,864,935	6,712,000	6,825,786	6,707,355
Weighted average units outstanding	3,769,672	3,907,607	3,807,936	3,907,607

Weighted average shares and units	10,634,607	10,619,607	10,633,722	10,614,962

FFO per share and unit	$0.18	$0.22	$0.71	$0.65

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non- cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.